Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Becton, Dickinson and Company of our report dated August 11, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in CareFusion Corporation’s Annual Report on Form 10-K for the year ended June 30, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

December 12, 2014